SENIOR SUBORDINATED SECURED CONVERTIBLE NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO GSE SYSTEMS, INC., THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 14(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY, THE LIENS AND SECURITY INTERESTS SECURING THE INDEBTEDNESS AND OTHER OBLIGATIONS INCURRED OR ARISING UNDER OR EVIDENCED BY THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY WITH RESPECT TO SUCH LIENS ARE SECURED IN THE MANNER AND TO THE EXTENT SET FORTH IN THE SECURITY AGREEMENT AND PLEDGE AGREEMENTS, AMONG OTHER DOCUMENTS, DATED AS OF MAY 26, 2005, AMONG GSE SYSTEMS, INC. AND DOLPHIN DIRECT EQUITY PARTNERS, LP, A DELAWARE LIMITED PARTNERSHIP, AND ARE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THE SUBORDINATION AGREEMENT, DATED AS OF SUCH DATE, AMONG GSE SYSTEMS, INC., AND DOLPHIN DIRECT EQUITY PARTNERS, LP AND WACHOVIA BANK, NATIONAL ASSOCIATION.


                               GSE SYSTEMS, INC.

                  SENIOR SUBORDINATED SECURED CONVERTIBLE NOTE

Issuance Date:  May 26, 2005

Principal:  U.S. $2,000,000

FOR VALUE RECEIVED, GSE Systems, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of Dolphin Direct Equity Partners, LP, or its registered assigns ("Holder"), the amount set forth above as the Principal (as adjusted, pursuant to the terms hereof pursuant to conversion, redemption or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at a rate per annum equal to the Interest Rate (as defined below), from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Note (including all Convertible Notes issued in exchange, transfer or replacement hereof, this "Note") is duly authorized and issued pursuant to the Securities Purchase Agreement. Certain capitalized terms are defined in Section 26. References herein to the Note or the Warrant mean all such Notes or Warrants to the extent it, any or all of them are reissued, subdivided, transferred, substituted, combined or otherwise restructured in any way, and references to the Holder include all holders of all outstanding such Notes.

(1) MATURITY. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest. The "Maturity Date" shall be March 31, 2009, as may be extended at the option of the Holder in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default.

(2) INTEREST; INTEREST RATE. Interest on this Note shall commence accruing at a rate (the "Interest Rate") equal to 8% per annum on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears on the last day of each calendar quarter and on the Maturity Date during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an "Interest Date") with the first Interest Date being June 30, 2005; provided however that the Interest Rate for each calendar quarter during which the Registration Statement (as defined in the Securities Purchase Agreement) shall have been effective during the entirety thereof shall be as determined above and reduced by the product of (x) 2% multiplied by (y) the whole number quotient, regardless of remainder, of (A) the quotient of (1) the positive amount by which the average Closing Bid for the last ten Trading Days of the then most recently completed calendar quarter exceeds the Co nversion Price (as defined below) as of such date, divided by (2) such Conversion Price, divided by (B) .25. From and after the occurrence of an Event of Default, the Interest Rate shall be increased to twenty-four percent (24%). In the event that such Event of Default is subsequently cured, the increase referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3) CONVERSION OF NOTE. This Note shall be convertible into shares of common stock of the Company, par value $.01 per share (the "Common Stock"), on the terms and conditions set forth in this Section 3.

     (a) Conversion Right. At any time or times on or after the Issuance Date, until any time prior to the close of business on the Business Day prior to the Maturity Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) in multiples of $1,000 principal amount into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share, or, at the option of the Company, the Company may pay cash to the Holder for the value of any fractional share, based on the Closing Bid Price as of the applicable Conversion Date. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the Holder and no such issue or delivery to a Person other than the Holder shall be made unless and until the Person requesting such issue and delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

     (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "Conversion Rate").

          (i) "Conversion Amount" means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, and (B) accrued and unpaid Interest with respect to such Principal.

          (ii) "Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, $1.925, subject to adjustment as provided herein.

     (c) Mechanics of Conversion.

          (i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver) to the Company and the Company shall have received on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as
     Exhibit I (the  "Conversion  Notice") to the Company and (B) if required by
     Section 3(c)(iii), surrender this Note to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the second Business Day following the date of receipt of a Conversion Notice (the "Share Delivery Date"), the Company shall execute and deliver, to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled a nd bearing a legend restricting transfer without compliance with applicable securities laws. If this Note is required to be physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall execute and deliver, at the Company's expense, to the Holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

          (ii) Company's Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a "Conversion Failure"), then (A) the Company shall pay damages to the Holder for each date of such Conversion Failure in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company shall fail to execute and deliver a certificate for the number of shares of Common Stock to which the Holder is entitled upon such Holder's conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchas ed (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to issue to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

          (iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company. Following any such conversion of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

          (iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder's portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 19.

     (d)  Limitation  on  Conversion.  Until the 20-day  period  referred  to in
Section 4(c) of the Securities Purchase Agreement has elapsed with the result of permitting the Company to give effect to the Conversion Share Limit Termination (as defined in the Securities Purchase Agreement), or the Company otherwise complies with the Amex Stockholder Approval Requirements (as defined in the Securities Purchase Agreement) with respect to the issuance of this Note, notwithstanding any provision of this Note to the contrary, the Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert this Note pursuant to Section 3(a), to the extent that giving effect to such conversion would result in the actual issuance of a number of shares of Common Stock, when aggregated with the number of shares of Common Stock actually issued or issuable upon the exercise of the Warrant, in excess of 19.99% of the number of shares of Common Stock outstanding immediately prior to the Subscription Date; provided that the calculation of such percentage at any time shall be made without giving effect to, and assuming the absence of, any adjustment contemplated by Section 7(b) or (c) hereof.

(4) EVENT OF DEFAULT.

     (a) Each of the following events shall constitute an "Event of Default":

          (i) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

          (ii) the Company's (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice to any holder of the Notes, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that are tendered in accordance with the provisions of the Notes;

          (iii) at any time following the tenth consecutive Business Day that the Holder's Authorized Share Allocation (as defined below) is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

          (iv) the Company's failure to pay to the Holder any amount of Principal or Interest or other amounts when and as due under this Note or any other Transaction Document; provided (A) in the case of a failure to pay Interest when and as due, that such failure continues for a period of at least five (5) Business Days if no other such failure shall have occurred within twelve months of the date thereof and (B) in the case of a failure to pay any such other amounts (other than Principal and Interest) when and as due, that such failure continues for a period of at least five
     (5) Business Days after notice is received by the Company specifying such failure if no more than three other such failures cured within such period shall have occurred within twelve months of the date thereof;

          (v) (A) any of the Company or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, which payment failure individually or when aggregated with all other such payment failures within six months thereof shall be in the amount of at least $25,000, when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein) or (B) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to the expiration of any grace or cure period set forth therein) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

          (vi) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

          (vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

          (viii) any representation or warranty made by the Company in any Transaction Document shall have been incorrect in a material way when made;

          (ix) the Company breaches in any material respect any covenant or other term or condition of any Transaction Document (other than covenants, terms or conditions, the breach of which constitutes an "Event of Default" under any other subsection of this Section 4(a)), provided, in the case of a breach of a covenant which is curable, that such breach continues for a period of at least fifteen (15) consecutive days after such notice is received by the Company specifying such breach if no more than one other such breach cured within such time period shall have occurred within twelve months of the date thereof.

     (b) Redemption Right. Promptly after the occurrence of an Event of Default, the Company shall deliver written notice thereof via facsimile and overnight courier (an "Event of Default Notice") to the Holders. At any time (i) after the earlier of (A) the Holders' receipt of an Event of Default Notice with respect to an Event of Default and (B) the Holders otherwise becoming aware of an Event of Default and (ii) during the continuance of such Event of Default, any Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the "Event of Default Redemption Notice") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the Conversion Amount to be redeemed and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the "Event of Default Redemption Price"). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 8.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note in accordance with the provisions of this Section 5 and each other Transaction Document (as defined in the Securities Purchase Agreement) pursuant to written agreements in form and substance reasonably satisfactory to the Majority Holders and approved as such by the Majority Holders prior to such Fundamental Transaction, and (ii) the Successor Entity is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any
Fundamental  Transaction,   the  Successor  Entity  shall  succeed  to,  and  be
substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of, the Company an d shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company's Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion of the Notes prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly a nd equally to successive Fundamental Transactions and shall be applied without regard to any limitations, including as set forth in
Section 3(d), on the conversion of this Note.

(6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all record holders of any class of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

     (a) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, except any such issuances or sales or deemed issuances or sales to Dolphin Direct Equity Partners, LP, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or sold or deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share (the "New Securities Issuance Price") less than a price (the "Applicable Price") equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price. For purposes of deter mining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

          (i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

          (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this
     Section 7(a)(ii), the "price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual iss uance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

          (iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes (excluding circumstances limited to where such purchase price, additional consideration or rate is only subject to prospective change) at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this
     Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Closing Date are changed in the manner de scribed in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

          (iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Majority Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Majority Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

          (v) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     (b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

     (c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, other than pursuant to an Approved Stock Plan), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

     (d) This Note Deemed Outstanding. If during the period beginning on and including the Subscription Date and ending on the date immediately preceding the Issuance Date, the Company entered into, or in accordance with Section 7(a) would have been deemed to have entered into (had this Note been outstanding at such time), any Dilutive Issuance or if any of the events or actions contemplated by Sections 7(b) or (c) shall have occurred, then solely for purposes of determining any adjustment under this Section 7 as a result of such Dilutive Issuance, deemed Dilutive Issuance, action or event, this Note shall be deemed to have been outstanding at the time of each such Dilutive Issuance, deemed Dilutive Issuance, action or event.

     (e) Security. This Note is secured to the extent and in the manner set forth in the Security Agreement and the Pledge Agreements and is subordinated to the extent and in the manner set forth in the Subordination Agreement.

     (f) Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

     (g) Reservation of Authorized Shares.

          (i) Reservation. The Company initially shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 130% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding (the "Required Reserve Amount"). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event that a holder shall sell or otherwise transfer any of such holder's Notes, each transferee shall be allocated a pro rata portion of such holder's Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

          (ii) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 90 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

(8) HOLDER'S REDEMPTIONS.

     (a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice in accordance with the terms hereof. In the event of any redemption of less than all of the Conversion Amount of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding Principal that has not been redeemed. In the event that the Company does not pay the Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company's receipt of written notice of the exercise of such opt ion, (x) the Event of Default Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or shall execute and deliver, a new Note to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Event of Default Redemption Notice is voided and (B) the lowest Closing Bid Price during the period beginning on and including the date on which the Event of Default Redemption Notice is delivered to the Company and ending on and including the date on which the Event of Default Redemption Notice is voided.

     (b) Redemption by Other Holders. Upon the Company's receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Sections 4(b) (each, an "Other Redemption Notice"), the Company shall promptly forward to the Holder by facsimile a copy of such notice. If the Company receives an Event of Default Redemption Notice and one or more Other Redemption Notices, during the period beginning on and including the date which is three Business Days prior to the Company's receipt of the Holder's Event of Default Redemption Notice and ending on and including the date which is three Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Event of Default Redemption Notice and such Other Redemption Notices received during such seven Business Day period, then t he Company shall redeem a pro rata from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Event of Default Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

     (c) Restriction On Redemption and Dividends. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Majority Holders.

(9) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

(10) COVENANTS.

     (a) Rank. Except as expressly provided otherwise in the Subordination Agreement, all payments due under this Note (a) shall rank pari passu with all other Notes issued in exchange, transfer or replacement of a Note, (b) shall rank junior to the Existing Senior Indebtedness, and (c) shall rank senior to all other Indebtedness of the Company and its subsidiaries, except (i) capitalized leases (A) as are included as such in accordance with United States generally accepted accounting principles, consistently applied, on the balance sheet of the Company contained in its Quarterly Report for the quarter ended March 31, 2005 as originally filed with the SEC or (B) that do not require the payment in any fiscal year of the Company of an aggregate amount for all capitalized leases not described in clause (A) of more than $50,000 and in nature and other circumstances thereof consistent with past practice and (ii) contingent obligations.

     (b) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any Subsidiary to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness senior in right of payment to this Note, other than the Existing Senior Indebtedness.

     (c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens"), other than the security interest securing the Existing Senior Indebtedness and Permitted Liens (as defined in the Senior Credit Agreement as in effect on the date hereof).

(11) PARTICIPATION. The Holder, as the holder of this Note, shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(12) CHANGES OR AMENDMENTS TO NOTES. The Notes shall only be changed or amended upon the written consent of the Majority Holders.

(13) TRANSFER. Subject to the provisions of the legends on the first page of this Note, this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, provided that the transferee delivers to the Company an undertaking to comply with the covenants contained in Sections 7(n) and (o) of the Securities Purchase Agreement.

(14) REISSUANCE OF THIS NOTE.

     (a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 14(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 14(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) and this Section 14(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

     (b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company reasonably satisfactory to the Company but in no event requiring the posting of any bond or similar security and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal.

     (c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 14(d) and in principal amounts of at least $50,000) representing the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

     (d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes),
(iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest on the Principal of this Note from the Issuance Date.

(15) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as provided in the Security Agreement or otherwise expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(16) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) the Company defaults in any of its obligations under this Note and this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or
(b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs reasonably incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys' fees and disbursements.

(17) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(18) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(19) DISPUTE RESOLUTION. If the Majority Holders at any time dispute the determination of the Closing Bid Price, the Closing Sale Price, the arithmetic calculation of the Conversion Rate or the Event of Default Redemption Price, the Majority Holders may give the Company written notice of such dispute (a "Dispute Notice"). The Company shall submit its determinations, related arithmetic calculations and other information relating thereto to the Majority Holders via facsimile within one Business Day of receipt of the Dispute Notice. If the Majority Holders and the Company are unable to agree upon such determination or calculation within one Business Day of such disputed determination or arithmetic calculation being submitted to the Majority Holders, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by the Majority Holders and subject to approval by the Company or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to an independent accounting firm selected by the Majority Holders and subject to approval by the Company. The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Majority Holders of the results no later than five Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(20) NOTICES; PAYMENTS.

     (a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Securities Purchase Agreement. The Company will give written notice to the Holder (i) as soon as practicable and in no event later than two Business Days following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten Business Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock,
(B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental
Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

     (b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Not e is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(21) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(22) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(23) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(24) JURISDICTION. The Company hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with any dispute arising out of or relating to this Note or the transactions contemplated hereby or by any other Transaction Document, waives any objection to venue in such District (unless such court lacks jurisdiction with respect to such dispute, in which case, the Company irrevocably consents to the jurisdiction of the courts of the State of New York located in New York County in connection with such dispute and waives any objection to venue in the County of New York), and agrees that service of any summons, complaint, notice or other process relating to such dispute may be effected in the manner provided by Section 7(f) of the Securities Purchase Agreement.

(25) WAIVER OF JURY TRIAL. THE COMPANY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR THEREWITH, INCLUDING THE TRANSACTION DOCUMENTS.

(26) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

     (a) "Approved Stock Plan" means any employee benefit plan that has been or is approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director or consultant for bona fide services actually provided to the Company.

     (b) "Bloomberg" means Bloomberg Financial Markets.

     (c) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

     (d) "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board fo r such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Majority Holders. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section
19. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

     (e) "Closing Date" shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

     (f) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

     (g) "Eligible Market" means the Principal Market, The New York Stock Exchange, Inc. or The Nasdaq Stock Market (including the Nasdaq SmallCap Market).

     (h) "Excluded Securities" means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Notes or the exercise of the Warrants; or (iii) upon conversion of any Options or Convertible Securities outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible
Securities are not amended, modified or changed on or after the Subscription Date in any respect adverse to the Holder.

     (i) "Existing Senior Indebtedness" means the Indebtedness of the Company and its subsidiaries in an aggregate principal amount not exceeding $1,500,000 under (A) the Financing and Security Agreement dated August 13, 2003 as amended on March 30, July 2 and July 30, 2004 and as it may be amended from time to time after the date hereof (the "Senior Credit Agreement"), among General Physics Corporation, the Company, Skillright, Inc., GSE Power Systems, Inc., MSHI, Inc. and Wachovia Bank, National Association, (B) the obligation of the Company to repay GP Strategies Corporation ("GP") for payments made by GP pursuant to the guaranty by GP of the Indebtedness of the Company under the Senior Credit Agreement, and (C) any refinancing of such Indebtedness under the Senior Credit Agreement.

     (j) "Fundamental Transaction" means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) changed the members constituting its Board of Directors such that the individuals who constituted the Board of Directors on the Closing Date or other governing body of the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office, or (vi) reorganize, recapitalize or reclassify its Common Stock.

     (k) "Hedging Agreement" means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

     (l) "Indebtedness" means the Company's and its subsidiaries' (i) indebtedness (including principal, interest, fees and charges) for borrowed money or for the deferred purchase price of property or services other than trade payables and accrued expenses arising in the ordinary course of business,
(ii) capitalized leases, (iii) contingent obligations, and (iv) all obligations under any interest rate arrangement or under any similar type of agreement entered into with any Person or bank.

     (m) "Majority Holders" means the holder(s) at any time of a majority of the aggregate principal amount of the Notes then outstanding.

     (n) "Material Indebtedness" means Indebtedness (other than the Notes and the Other Notes) of the Company or any one or more of its subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining the amount of Material Indebtedness at any time, the "principal amount" of the obligations in respect of any Hedging Agreement at such time shall be the maximum aggregate amount that the Company and/or one or more of its Subsidiaries would be required to pay if such Hedging Agreement were terminated at that time.

     (s) "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

     (t) "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

     (u) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

     (v) "Pledge Agreement(s) means the pledge agreement or agreements (as the same may be amended or otherwise modified from time to time pursuant to the terms thereof), dated the Subscription Date, among the Holder and the pledgor party or parties thereto with respect to the pledge of the common stock or equivalent equity security of one or more Subsidiaries.

     (v) "Principal Market" means the American Stock Exchange.

     (w) "SEC" means the United States Securities and Exchange Commission.

     (x) "Securities Purchase Agreement" means that certain Senior Subordinated Secured Convertible Note and Warrant Purchase Agreement dated the Subscription Date by and between the Company and Holder pursuant to which the Company issued the Note, as the same may be amended or modified from time to time in accordance with the terms thereof.

     (y) "Security Agreement" means the security agreement (as the same may be amended or otherwise modified from time to time pursuant to the terms thereof) dated the Subscription Date, between the Company and the Holder.

     (z) "Subordination Agreement" means that certain subordination agreement (as the same may be amended or otherwise modified from time to time pursuant to the terms thereof) dated the Subscription Date, among the Company, the Holder and Wachovia Bank, National Association, or any other subordination agreement entered into with a holder of Existing Senior Indebtedness who has become such in accordance with the conditions set forth in clauses (i) and (ii) of Section 7(o) of the Securities Purchase Agreement.

     (aa) "Subscription Date" means May 26, 2005.

     (bb) "Subsidiary" means each of and "Subsidiaries" means all of MSHI, Inc., GSE Power Systems AB, GSE Process Solutions, Inc., GSE Erudite Software, Inc., GSE Engineering Systems (Beijing) Company Ltd., GSE Power Systems, Inc., GP International Engineering & Simulation, Inc., GSE Services Company LLC, GSE Process Solutions BV, and each of the successors and assigns of any or all of the foregoing.

     (bb) "Successor Entity" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

     (cc) "Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

     (dd) "Warrants" has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.
                            [Signature Page Follows]


     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

                                        GSE SYSTEMS, INC.
                                        By: _____________________
                                        Name:
                                        Title:


                                                                       EXHIBIT I

                               GSE SYSTEMS, INC.

                               CONVERSION NOTICE

Reference is made to the Convertible Note (the "Note") issued to the undersigned by GSE Systems, Inc. (the "Company"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $.01 per share (the "Common Stock"), as of the date specified below.

Date of Conversion:_____________________________________________________________

Aggregate Conversion Amount to be converted:____________________________________

Please confirm the following information:

Conversion Price:_______________________________________________________________

Number of shares of Common Stock to be issued:__________________________________

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:_______________________________________________________________________

Facsimile Number:_______________________________________________________________

Authorization:__________________________________________________________________

By:_____________________________________________________________________________

Title:__________________________________________________________________________

Dated:__________________________________________________________________________

Account Number:_________________________________________________________________

(if electronic book entry transfer)

Transaction Code Number:________________________________________________________

(if electronic book entry transfer)

Note: Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.